EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Altiris, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-88868 and 333-102655) on Form S-8 of Altiris, Inc. of our report dated March 16, 2005, with respect to the consolidated balance sheets of Altiris, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 Annual Report on Form 10-K of Altiris, Inc.

/s/    KPMG LLP

Salt Lake City, Utah

March 16, 2005